Exhibit 10.1

October 4, 2021

Heather Matzke-Hamlin
1735 Leyden Street
Denver, CO 80220

Dear Heather:

I am very pleased to offer you a position on behalf Clarivate and have you join the organization in this important role. We look forward to your acceptance.

Below are the terms of your offer, which are effective from your start date. This letter sets forth the initial terms and conditions of your employment with Clarivate. If at any time following your start date you enter into an employment agreement with Clarivate, such employment agreement will expressly supersede and replace this letter in its entirety.

Start Date: October 5, 2021

Position and Title: As of your start date, your title will be Acting Chief Accounting Officer of Clarivate. In this role, you will be an Executive Officer of Clarivate, as further discussed below.

Manager: Chief Financial Officer
Principal Location: Flexible
Annual
Compensation: You will be eligible for the following, less applicable deductions and withholdings:

•$385,000 base salary (payable in accordance with company payroll practices)

▪Participation in our Annual Incentive Plan (AIP) with a target award of 40% of earned base salary. The AIP payment will be subject to terms and conditions of the plan document including modification of the actual AIP payment based on business and individual performance, and your start date.

▪Participation in the annual equity program cycle according to the award design and levels approved by the Human Resources and Compensation Committee of the Board of Directors (the HRCC) at the time of grant. Any share units granted to you will be subject to the terms and conditions of the 2019 Clarivate Incentive Award Plan (or its successor plan) (the Plan) and the grant agreement which will be provided to you as soon as administratively practical after any grant is approved. From time to time, as business conditions dictate, the Company may revise eligibility and the types of equity provided in the annual equity program.

Sign-on
Equity Award:
On or around November 15, 2021, you will be granted a one-time award of RSUs with an aggregate grant date value of $231,000 (your “Sign-On Award”). Your Sign-On Award will vest as follows: 50% on March 1, 2022, 25% on March 1, 2023, and March 1, 2024, respectively such that your Sign-On Award is fully vested as March 1, 2024. Any share units granted to you will be subject to the terms and conditions of the Plan and the grant agreement which will be provided to you as soon as administratively practical after the grant date. The Sign-On Award will continue to vest, per the vesting schedule described above, so long as you continue to provide service to Clarivate either as an employee or consultant. For avoidance of doubt, the Sign-On Award will be in addition to, and not in lieu of, the components of your annual compensation, as described above.

Benefits: You will be eligible to participate in our benefits in accordance with the terms and conditions of the respective plans Clarivate may from time to time provide to its similarly situated employees.

Vacation: You will be entitled to paid vacation to be taken at mutually convenient times in accordance with the policies of Clarivate.

Business
Expenses: Business expenses will be reimbursed, subject to proper documentation and in accordance with the policies of Clarivate.

Executive Officer
Role: As an officer of Clarivate as defined under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you will be subject to applicable SEC rules, including Section 16 of the Exchange Act, which articulates the regulatory filing responsibilities to which certain officers are legally required to adhere. Prior to your Start date, you will meet with Julio Martin, our Chief Governance Officer and Chief Securities Counsel, for an overview of these regulations.

At Will: You understand that your employment will be “at will”, which means that Clarivate may terminate your employment at any time for any reason. This letter does not constitute, and may not be construed as, a commitment for employment for any specific duration.

Representations
and Warranties: You hereby represent and warrant your employment with Clarivate or any of its subsidiaries as set forth herein and your execution and performance of this letter do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. You represent that you are not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of your obligations hereunder or prevent the full performance of your duties or obligations hereunder.

Withholding;
Section 409A: Clarivate may deduct and withhold from any amounts payable under this letter such federal, state, local, or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation, as applicable. It is the intent of the parties that the provisions of this letter either comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or that one or more elements of compensation or benefits be exempt from Section 409A. Accordingly, the parties intend that this letter be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Section 409A to the extent reasonably practicable. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and Clarivate of the applicable provision without violating the provisions of Section 409A. For purposes of Section 409A, your right to receive any installment payments pursuant to this letter will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this letter specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of Clarivate or one of its subsidiaries. Clarivate cannot make any guarantees with respect to compliance with such requirements, and neither Clarivate nor any affiliate will have any obligation to indemnify you or otherwise hold you harmless from any or all of such taxes or penalties. To the extent you are a “specified employee” within the meaning of Section 409A as of the date of the termination of your employment, no amounts payable under this letter that constitute deferred compensation within the meaning of Section 409A, which is payable on account of your separation from service, will be paid to you before the date which is the first day of the seventh month after such date of termination of employment (the “Delayed Payment Date”) or, if earlier, the date of your death following such separation from service. All such amounts that would, but for the preceding sentence become payable prior to the Delayed Payment Date, will be accumulated and paid on the Delayed Payment Date.
Successors
and Assigns:
This letter will be binding upon and inure to the benefit of Clarivate and any successor to Clarivate, including, any persons acquiring directly or indirectly all or substantially all of the business or assets of Clarivate whether by purchase, merger, consolidation, amalgamation, reorganization or otherwise (and such successor will thereafter be deemed “Clarivate” for the purposes of this letter). This letter will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by you. Except as expressly provided in the immediately preceding sentence, you will not, without the prior written consent of Clarivate, assign, transfer or delegate this Agreement or any of your rights or obligations hereunder.

Governing Law: This letter will be construed and enforced in accordance with the rules of the laws of the State of Delaware, notwithstanding any state’s choice of law rules to the contrary.

Entire Agreement;
Modification: This letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of Clarivate, acting with the authority of the board of directors of Clarivate, and you.

Counterparts: This letter may be executed in one or more counterparts (including via facsimile and electronic image scan (.pdf)), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Please be aware that your offer of employment is contingent on your completion of the following:

•Execution of a non-compete and/or non-solicit agreement prior to your start date
•Electronic acknowledgement of the Clarivate Code of Conduct
A copy of the Code is attached for your reference. Acknowledgement will be requested after your employment has begun.
•Execution of a Confidential Information and Invention Assignment Agreement prior to your start date
•Successful Completion of a Background Check
Following your acceptance of this offer, you will receive an online form to complete and submit. Please note that unsatisfactory results, falsifying information and/or refusal to cooperate in the background check process will result in the immediate withdrawal of this employment offer or immediate termination of employment if it has commenced.

•Proof of identity and employment eligibility
You must present original documentation upon hire in order to complete the federal I9 form. If you do not present this information, then Clarivate may not employ you and you will be terminated, as required by law. Additional instructions are attached for your review.

If you find this offer to be acceptable, then please provide your signature and submit within 3 days of the date of this letter.

We believe that you can make a significant contribution to Clarivate and look forward to working with you as we continue to build this very exciting business.

Sincerely,

/s/ Julie Wilson
Julie Wilson
Chief People Officer
Clarivate

The undersigned represents and warrants that by acceptance of this position s/he will not violate the terms of any post-employment agreement(s) applicable to him/her, and that s/he will not utilize or make available to Clarivate any confidential or proprietary information of any third party or violate any obligation(s) with respect to such information.

The undersigned accepts the above employment offer and agrees that the employment offered is “at will” (meaning either party may terminate at any time, with or without cause or notice and, except as otherwise noted in the severance language included in this offer letter, without compensation other than for time worked), that this offer supersedes any and all prior understandings or agreements, whether oral or written, relating to this offer of employment, and that there are no other terms expressed, or implied. The undersigned also understands that compensation, benefits and other terms of employment can change from time to time, as determined in Clarivate’s sole discretion, and nothing stated herein implies a contract of employment or employment for any specific duration.

Accepted: /s/ Heather Matzke-Hamlin
Heather Matzke-Hamlin

Date: October 4, 2021